Exhibit 5.1

January 12, 2015

CBS Corporation

51 West 52nd Street

New York, NY 10019

CBS Corporation

$600,000,000 3.50% Senior Notes due 2025

$600,000,000 4.60% Senior Notes due 2045

unconditionally guaranteed as to payment

of principal and interest by

CBS Operations Inc.

Ladies and Gentlemen:

I am Executive Vice President, Deputy General Counsel and Secretary of CBS Corporation, a Delaware corporation (the “Company”), and Senior Vice President and Secretary of CBS Operations Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Guarantor”). This opinion is being furnished in connection with the public offering and sale by the Company of $600,000,000 principal amount of 3.50% of the Company’s Senior Notes due 2025 (the “2025 Senior Notes”) and $600,000,000 principal amount of 4.60% of the Company’s Senior Notes due 2045 (the “2045 Senior Notes” and, together with the 2025 Senior Notes, the “Senior Notes”), in each case unconditionally guaranteed as to payment of principal, premium (if any) and interest by the Guarantor (the guarantees of the 2025 Senior Notes and the 2045 Senior Notes together, the “Guarantees”), pursuant to the Underwriting Agreement, dated January 7, 2015 (the “Underwriting Agreement”), among the Company, the Guarantor and the Underwriters named therein. The Senior Notes are to be issued as separate series from each other pursuant to the Amended and Restated Indenture, dated as of November 3, 2008, among the Company, the Guarantor and The Bank of New York Mellon, as trustee, as supplemented and amended by the First Supplemental Indenture, dated as of April 5, 2010, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) (as supplemented and amended, the “Indenture”).

I, or members of my legal department, have examined the originals, or copies certified to my satisfaction, of such corporate records of the Company and the Guarantor, as applicable, certificates of public officials and officers of the Company and the Guarantor, as applicable, and such other agreements, instruments and documents as I have deemed necessary as a basis for the opinions hereinafter expressed, including (a) the Underwriting Agreement, (b) the Indenture, (c) the forms of the Senior Notes, (d) the forms of the Guarantees and (e) the Registration Statement on Form S-3 (Registration No. 333-199956), filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2014 (the “Registration Statement”), for registration under the Securities Act of 1933 (the “Securities Act”) of an

indeterminate amount of securities of the Company, and of guarantees of the Guarantor, to be issued from time to time. As to questions of fact material to the opinions rendered herein, I have, when relevant facts were not independently established by me or members of my legal department, relied upon certificates or other evidence satisfactory to me of the Company and the Guarantor, as applicable, or their respective officers or public officials. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as original documents, the conformity to original or certified documents of all documents submitted to me as copies and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

I am a member of the bar of the State of New York, and the opinions expressed below are limited to matters controlled by the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States as they are in force as of the date hereof.

Based on the foregoing, and having regard for such legal considerations as I deem relevant, subject to the assumptions, qualifications and limitations set forth in this opinion, I am of the opinion that when the Senior Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, (a) the Senior Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law) and (b) the Guarantees will constitute legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is predicated upon and is limited by the matters set forth herein and is further subject to the qualifications, exceptions, assumptions and limitations set forth below:

A.	The opinions set forth herein are limited to those expressly stated and no other opinions should be implied.

B.	Unless otherwise specifically indicated, the opinions set forth herein are as of the date of this opinion letter and I assume no obligation to update or supplement the opinions set forth herein to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Legal Matters” in the Prospectus Supplement dated January 7, 2015 forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Angeline C. Straka

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